Section 2: EX-99.1 (Exhibit 99.1)

Exhibit 99.1

Larry Mauldin Named Chairman and Director of First Security Group
Chairman Brings In-Market CEO Experience

CHATTANOOGA, Tenn., April 17, 2012 - Mr. Larry D. Mauldin was appointed as Director and Chairman to the Board of Directors of First Security Group, Inc. (NASDAQ: FSGI) effective April 16, 2012. In addition, Mr. Mauldin is expected to be appointed to serve on the Board of Directors of FSGBank and as Chairman of FSGBank's Board, subject to the completion of the regulatory application process. Mr. Mauldin completed a 40-year banking career by retiring in March 2007 as Chairman, President and CEO of SunTrust Bank of East Tennessee, N.A., a subsidiary of SunTrust Banks, Inc., in Knoxville, Tennessee. Mr. Mauldin is currently the Chairman of the Board of Covenant Health in Knoxville, TN, a nonprofit corporation that is the parent company for an eight hospital health care system, and Project GRAD, also in Knoxville, TN, a nonprofit corporation that works closely with the Knox County public school district to help improve academic success for over 7,500 children in 14 schools located in the heart of Knoxville.
“Larry has deep roots in East Tennessee along with a storied career with SunTrust that will assist us as we continue to develop FSGBank,” said First Security CEO and President Michael Kramer. “The addition of Larry supports a cornerstone belief of our new corporate culture: accountability. For the first time, the CEO and Chairman roles have been separated, which we believe to be the most effective leadership structure at this time to continue the transformation of our culture.”
“It is my honor and privilege to welcome Larry to the Board,” said Carol Jackson, Director of First Security. “Over the past year, steady but significant progress has been achieved in securing the right talent at all levels of the organization. The impact of a chairman with Larry's experience and in-market presence cannot be understated. Instituting a non-executive Chairman will also provide a direct line of accountability for Mike and our management team, allowing them to focus on the Company's strategic direction and day-to-day operations, while allowing the Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management.”
Mr. Mauldin began his career in 1967 with the Trust Company of Georgia and served as Chairman, President and CEO of two different banking subsidiaries of the Trust Company of Georgia between 1980 and 1991 before becoming Chairman, President and CEO of Third National Bank/SunTrust Bank of East Tennessee and serving in that role for 13 years. During his tenure as CEO of SunTrust Bank of East Tennessee, its assets increased from $400 million to $2.4 billion and became a deposit market share leader in the Knoxville MSA.
“The vision and strategic objectives of FSG lead to a compelling and attractive story,” Mr. Mauldin said. “I believe FSG represents the best of both worlds in banking, having the size and diversity to provide a wide-range of products and services, while nimble enough to make decisions and changes in an effective and efficient manner. Additionally, the strong demographics of Knoxville and Chattanooga make East Tennessee a natural region for innovative and entrepreneurial small businesses that need a community banking partner. I consider it a privilege to join the FSG team.”
Founded in 1999, First Security's community bank subsidiary, FSGBank, has 30 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning and Internet banking services (www.FSGBank.com).
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Contact:     John R. Haddock, CFO
(423) 308-2075